Exhibit 10.1

April 6, 2026

William “Trey” E. Martin III

Dear Trey:

On behalf of Azenta, Inc. (“Azenta” or the “Company”), I am pleased to offer you the position of Senior Vice President, President Multiomics pursuant to the terms and conditions set forth in this letter agreement (this “Agreement”).

A summary of the terms and conditions of your employment are as follows:

1.	Your anticipated start date shall be on or about April 6, 2026.

2.

In this executive role, you will report directly to Azenta’s Chief Executive Officer and be responsible for overall leadership of the business, including setting and executing strategy, driving growth and profitability, overseeing operations and commercial performance, developing the leadership team, and ensuring alignment with Azenta’s enterprise objectives, and such other duties and responsibilities as may be assigned from time to time by the Chief Executive Officer.

3.

Your primary office will be located at the GENEWIZ headquarters in South Plainfield, New Jersey. You will also be expected to travel to the Company’s other global and customer locations as appropriate.

4.

Your base salary will be set at $540,000 annually and paid biweekly. Subsequent salary reviews for executive positions are normally conducted annually and any adjustments become effective in January. Your base salary will first be reviewed after the completion of fiscal year 2026.

5.

You will be eligible to participate in the annual Incentive Compensation Plan (ICP) for FY 2026 (plan year beginning October 1, 2025), with an annual target of 80% of base salary. Payment of variable compensation is subject to meeting aggressive but achievable corporate and operating company financial goals and individual performance for the corresponding fiscal year. For the FY 2026 stub year, your earned salary will be used to calculate your ICP payout.

6.

Subject to approval by the Company’s Board of Directors (the “Board”), you are eligible to receive an initial grant under the Company’s 2020 Equity Incentive Plan (“LTIP”) for the FY 2026–2028 period. The target initial annual grant will have an approximate grant date value (determined in a manner consistent with the Company’s customary practice with respect to LTIP awards) of $1,700,000. The actual value of the initial grant will be prorated to reflect the number of months of the fiscal year during which you are employed. Of the grant value, 50% will be provided as Performance Share Units (PSUs) and 50% will be provided as time based Restricted Stock Units (RSUs), in each case subject to the terms and conditions of the LTIP and the applicable award agreements. You will be eligible for any subsequent LTIP grants as approved by the Board as part of the Company’s annual stock grant allocation.

7.

Subject to approval by the Board, you will also be eligible to receive a one-time performance-based equity award under the Company’s 2020 Equity Incentive Plan with an approximate grant date value of $500,000. This award will be delivered 100% in the form of PSUs and will vest over a 1-year performance period based on the achievement of specific business objectives and performance metrics approved by the Board, in each case subject to the terms and conditions of the LTIP and the applicable award agreement.

8.	The following is the basis for severance eligibility in the event we terminate our employment relationship.

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If you voluntarily terminate employment without Good Reason or Azenta terminates your employment with Cause, the Company will provide you with your base salary up to your termination date and any other payments as may be required by applicable law.

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If Azenta terminates your employment without Cause (other than in connection with death or Disability) or you terminate your employment for Good Reason unrelated to a Change in Control, you will be eligible for salary continuation payments at your then-current base salary for a period of twelve months from your termination date in accordance with the Company’s ordinary payroll cycles. In addition, you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees while you are receiving salary continuation payments. Any such severance benefits will be conditioned upon your signing the Company’s customary Separation Agreement and Waiver of Claims (“Waiver”) and such Waiver becoming irrevocable within the timeframe set forth in the Waiver. In addition, you cannot terminate employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within forty-five (45) days of the expiration of the applicable cure period, then you will be deemed to have waived the right to terminate for Good Reason with respect to such occurrence.

●

If, within one year following a Change in Control, your employment is terminated without Cause (other than in connection with death or Disability) or you terminate your employment for Good Reason, you will be eligible for a lump sum payment equal to the sum of your then - current annual base salary and your target bonus under the ICP for the fiscal year in which your termination occurs. In addition, you will receive an amount equal to your target bonus under the ICP pro-rated for the number of days that you were actually employed by Azenta in the fiscal year in which the termination occurs. In addition, you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees for a period of one year from such termination. Any payment of the foregoing amounts will be conditioned upon your signing the Waiver and such Waiver becoming irrevocable within the timeframe set forth in the Waiver.

●

It is intended that this Agreement comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto (“Section 409A”). For purposes of Section 409A, each installment of salary continuation or other payment shall be deemed to be a “separate payment” (within the meaning of Section 409A), and each payment shall be deemed exempt from the definition of nonqualified deferred compensation to the fullest extent possible under the short-term deferral exception and the involuntary separation pay exception of the Section 409A regulations. The Company’s obligations with respect to salary continuation and other separation payments shall also comply with the rules and regulations regarding the timing of such payments for “specified employees.” In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

For the purposes of this Agreement, the following definitions shall apply:

“Affiliate” shall have the meaning ascribed to such defined term under the LTIP.

“Cause” means, the good faith determination by the Company of any of the following: (i) your engaging in any acts of fraud, theft, or embezzlement involving the Company or its Affiliates; (ii) your willful or gross neglect of, or repeated refusal or willful failure to perform the material duties or responsibilities of your position; (iii) your engaging in any willful material act of dishonesty in connection with your responsibilities to the Company and/or any of its Affiliates; (iv) your indictment, including any plea of guilty or nolo contendere, of any felony or crime of moral turpitude which the Company reasonably determines is relevant to your position with the Company or is damaging to the reputation or business of the Company or its Affiliates; (v) any conduct or omission which could reasonably be expected to, or which does, cause the Company or any of its Affiliates public disgrace, disrepute or economic harm; (vi) your material violation of any written policies or procedures of the Company or its Affiliates; (vii) your being found liable in any SEC or other civil or criminal securities law action, or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability); and/or (viii) your breach of any of the material terms of this Agreement or any other written agreement between you and the Company or its Affiliates.

“Change in Control” shall have the meaning ascribed to such defined term under the LTIP.

“Disability” shall have the meaning ascribed to such defined term under the LTIP.

“Good Reason” means, without your express written consent, the occurrence of any one or more of the following conditions: (i) a material breach of this Agreement by the Company; (ii) a change in your title or a material diminution of your duties, responsibilities or authority resulting in duties, responsibilities or authority in material respects inconsistent with the duties, responsibilities or authority of the role of Senior Vice President, President Multiomics; (iii) a reduction of your then-current base salary (other than as part of an across-the-board reduction of senior executives of the Company); (iv) the relocation of your primary office to a location more than sixty (60) miles from the GENEWIZ headquarters in South Plainfield, New Jersey; or (v) any requirement that you report to someone other than the Chief Executive Officer of the Company.

9.

You will be eligible to participate in the Company’s sponsored benefit and retirement plans, subject to the terms and conditions of such plans as may be amended from time to time in the Company’s discretion. Azenta currently pays a majority (approximately 70%) of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance. The Company also offers eligibility to participate in the 401(k) savings and retirement plan, the Company’s 2017 Employee Stock Purchase Plan, and the Company’s Amended and Restated Deferred Compensation Plan. Additionally, you will be entitled to paid time off in accordance with the Company’s Flexible Leave time off policy. Enclosed is a summary of these plans and policies.

Your offer is conditioned upon your successful completion of the Company’s customary background check process. This offer will remain open until April 6, 2026. If accepted, you will also be required to execute our standard Azenta Proprietary Information Non-Compete, Non-Solicitation and Intellectual

Property Assignment Agreement (enclosed) and your execution of this Agreement shall serve as your agreement and acknowledgment that you are subject to the Company’s enclosed clawback terms (as required by law and any such other clawback terms as may be implemented by the Company from time to time). Once executed by the parties, this Agreement is a binding contract and may not be modified or amended except by a written agreement, signed by the Company and by you.

We are truly excited with the prospect of you joining Azenta and working with you to realize the full value of our Company.

Please sign and return one copy of this Agreement to via AdobeSign to Olga Pirogova in Human Resources. Thank you.

Sincerely yours,

John Marotta

John Marotta

President and Chief Executive Officer

cc:         Olga Pirogova SVP, CHRO

Enclosures

Acceptance:

AZENTA, INC. PROPRIETARY INFORMATION, NON-COMPETITION, NON-SOLICITATION, AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Azenta, Inc. Proprietary Information, Non-Competition, Non-Solicitation, and Intellectual Property Assignment Agreement, including the attached State-Specific Appendix,1 (the “Agreement”) is made between the undersigned Employee (“I or me”) and Azenta, Inc., a Delaware corporation (“Azenta”).

WHEREAS, I understand and acknowledge that Azenta is engaged in the business of providing sample management and genomics solutions to the life science industry, including consumables and instruments for laboratories, automated cold-chain storage products and services, sample management software, sample repository services, and genomics services (Azenta’s “Business”).

WHEREAS, I desire to establish and maintain an employment relationship with Azenta, Azenta desires to employ me in a position of trust and confidence for its Business, and I wish to be employed in such a position;

WHEREAS, I acknowledge that substantial expenditure of resources will be incurred by Azenta for my training, and my training and employment will require the disclosure of certain Proprietary Information (as defined below) that is proprietary, confidential, and/or business sensitive;

WHEREAS, I desire to enter into this Agreement in order to obtain employment, or continue employment, with Azenta; and

NOW, THEREFORE, in consideration of my employment with Azenta or one of its affiliates (collectively, with all current and future parents, subsidiaries, affiliates, successors, and assigns of Azenta to or for which I provide services or receive Proprietary Information, “the Company”) and the compensation paid to me in such position, the Company’s entrusting to me Proprietary Information relating to the Company’s Business, the Company’s providing me specialized training related to the Company’s Business, and/or the Company’s allowing me access to customers and the ability to use and develop goodwill with them, I agree to and accept the conditions of employment set forth in this Agreement:

1.    Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production, and/or marketing in connection with its current and projected Business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works, and its rights in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. I acknowledge that (i) the Company is in the Business within the United States and internationally; (ii) the Company’s business operations and client base are international in scope; and (iii) the Company directly competes with other business entities in the Business (“Direct Competitors”); (iv) over the course of my career, the Company’s business may expand beyond its current Business, and therefore, the definition of Direct Competitors also includes any business engaged in the developing, manufacturing, marketing, or selling of any product(s) and service(s) the Company is developing, manufacturing, marketing, selling, or has plans to develop, manufacture, market, or sell, at the time of my termination of employment in which I had involvement or about which I obtained Proprietary Information (defined below) during the Look Back Period (defined below); (v) my work for the Company will give me access to the confidential affairs and proprietary information of the Company and third parties; (vi) the covenants and agreements contained in this Agreement are essential to the Business and goodwill of the Company; (vii) the Company would not have employed me but for the covenants and agreements set forth in this Agreement; and (viii) the restrictive covenant provisions in this Agreement are necessary to protect the Company’s Proprietary Information (including trade secrets) and key business relationships.

1 Employees in Alabama, California, Colorado, District of Columbia, Georgia, Hawaii, Illinois, Indiana, Louisiana, Maine, Maryland, Massachusetts, Minnesota, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Oregon, Rhode Island, Vermont, Virginia, Washington, and Wisconsin are directed to the State-Specific Appendix for important limitations on the scope of this Agreement.

Rev. 3.2024

2.    Proprietary Information. “Proprietary Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to the Business of the Company and of value to it that I first gain knowledge of or access to as a consequence of my employment with the Company so long as the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. I acknowledge that in my position with the Company, I will obtain and/or have access to Proprietary Information regarding the Business of the Company, including, but not limited to: (i) product or service information, including product development, fees, costs, and pricing structures, product specifications, quality control tests and procedures, and analytical techniques; (ii) financial and business information, such as costs, fees, sales, and profits figures, analyses, forecasts, diagrams, reports, flow charts, manuals and documentation, strategies and plans for future business, new business, potential acquisitions, or divestitures, accounting and business methods, and databases; (iii) marketing information, including marketing strategies, advertising and pricing strategies, and information regarding the markets or sources with which sales are placed, and leads and referrals to prospective clients; (iv) research and development, including trade secrets, innovations, designs, ideas, inventions, and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; (v) computer software, including operating systems, applications, and program listings; (vi) confidential personnel information maintained in personnel files or known through direct supervision of employees, including compensation and benefits, skills, qualifications, and abilities; (vii) client and vendor information, including client and prospective client lists, vendor lists, information regarding clients and prospective clients such as the identity of the Company’s clients, the names of the representatives of the Company’s clients responsible for entering into contracts with the Company, the amounts paid by such clients to the Company, client contracts and contract terms, historical transaction data, proposals and related responses and analyses, specific client needs and requirements, specific client risk characteristics, and other information related thereto; and (viii) third-party confidential information that is entrusted to the Company in confidence by third parties with whom the Company does business or is negotiating to do business (“Third-Party Confidential Information”), all of which constitute valuable assets of the Company which this Agreement is designed to protect.

Proprietary Information does not include any information that (i) is in or enters the public domain, through no wrongdoing of my own or any third party; (ii) has been disclosed to me by a third party who is not subject to such restriction and who has not directly or indirectly received such information through the wrongdoing of any third party; or (iii) a non-management employee lawfully acquired about wages, hours, or other terms and conditions of employment if used by them for purposes protected by §7 of the National Labor Relations Act (the NLRA) such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted in confidence as part of an employee’s job duties.

3.    Confidentiality. I acknowledge and agree that Proprietary Information is the property of Company and a special and unique asset of the Company. I acknowledge and agree that Proprietary Information derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its use or disclosure, and thus shall be protected. Accordingly, at all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. Subject to Section 5 below (Protected Conduct), I will not use, copy, upload, download, transfer, or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information, subject to Section 5 below (Protected Conduct). If I have any questions about what constitutes Proprietary Information, I agree to contact the Company’s General Counsel prior to disclosure of such information. The Company and I agree that this Agreement does not alter any obligations I owe to the Company under any other applicable statute or the common law.

The restrictions provided for in this Section 3 shall not be construed to prohibit the use or disclosure of general knowledge and experience customarily relied upon in my trade or profession that is not specific to the particular business matters of the Company (such as its business transactions, customers, employees, or products (existing or under development)), nor shall it be construed to be a form of covenant not to compete (such a construction would be contrary to the intent of the parties). Notwithstanding the foregoing, the unauthorized disclosure of a particular item of Proprietary Information to a competitor will qualify as prohibited misappropriation of the Proprietary Information.

If required by applicable law, the restrictions on use or disclosure of Proprietary Information will only apply for three (3) years after the end of my employment with the Company, where information that does not qualify as a trade secret is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret under applicable law. Any Proprietary Information belonging to a third party (such as confidential financial information) shall remain protected so long as allowed under the laws and/or separate agreements that make them confidential.

4.         Return of Company Property and Proprietary Information. All documents, supplies, equipment, and other physical property furnished to me by the Company or produced by me or others in connection with my employment (including laptops, monitors, docking stations, documents, files, and other Company property), as well as Proprietary Information, will be and remain the sole property of the Company. Subject to Section 5 below (Protected Conduct), I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment for any reason return to the Company all Company property, and I will not take with me or retain any such items, subject to Section 5 below (Protected Conduct). Subject to Section 5 below (Protected Conduct), I shall delete any copy or derivation of Proprietary Information on any computer file, SharePoint site, cloud account, or database maintained by me and, upon request by the Company, I shall certify in writing that I have done so. I acknowledge that my duty to return information upon the termination of my employment is not contingent on any request by the Company, but rather is an affirmative obligation of me. I also agree to perform a diligent search for such information as part of this duty.

5.	Protected Conduct.[2]

(a)    Nothing in this Agreement prohibits me from filing a charge or complaint, including opposing or reporting criminal conduct or unlawful employment practices, or otherwise reporting an event that I reasonably and in good faith believe to be a violation of law to an attorney retained by me, law enforcement, or a government agency (such as the Securities and Exchange Commission (SEC), Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), Department of Labor (DOL), the state division/agency for human rights, or a local commission on human rights), or from participating in or cooperating in an investigation or proceeding conducted by law enforcement or a government agency.

(b)    Nothing in this Agreement prevents me from (i) providing testimony, information, or documents if I am legally compelled to do so, or (ii) communicating with the SEC, EEOC, NLRB, DOL, or other governmental agency, including providing documents or other information; however in all cases, I agree to take all reasonable steps that are available (such as redacting information or providing information under seal) to avoid any public disclosure of trade secret information or other confidential business information.

2 Additional forms of Protected Conduct are included in the State-Specific Appendix below.

(c)    Nothing in this Agreement prevents me from testifying in any administrative, legislative, or judicial proceeding, or speaking with law enforcement or an attorney retained by me, concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents or employees. Nothing in this Agreement limits or affects my right to disclose or discuss sexual harassment or sexual assault disputes.

(d)    Nothing in this Agreement prevents the disclosure of information lawfully acquired by a non-management, non-supervisory employee about wages, hours, or other terms and conditions of employment if used by them for purposes protected by §7 of the National Labor Relations Act (the NLRA) such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted in confidence as part of an employee’s job duties.

(e)    I understand and agree that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. The Company and I recognize that state and federal law provide additional protection for statutorily defined trade secrets and this Agreement does not waive, alter, or reduce any such additional protections. Likewise, the Company and I agree that this Agreement does not alter, reduce, or modify any obligations I owe to the Company under any other applicable statute or the common law.

6.	Non-Competition; Non-Solicitation.

(a)    Non-Competition. I agree that during my employment with the Company and for a period of one (1) year from the date my employment with the Company ends, regardless of the reason (“Restricted Period”), I shall not, anywhere within the Territory (defined below), directly or through the direction or control of others, acting individually or as an owner, shareholder, partner, employee, contractor, agent, or otherwise, on behalf of a Direct Competitor: (i) provide services that are the same as or similar in function or purpose to the services I provided to the Company during the Look Back Period (defined below); or (ii) provide services that are otherwise likely or probable to result in the use or disclosure of Proprietary Information to a Direct Competitor. Notwithstanding the foregoing, I may accept employment with a Direct Competitor if the part of the Direct Competitor’s business in which I accept employment is not a business that competes with a portion or division of the Company’s Business that I had involvement with or access to Proprietary Information about during the Look Back Period, if, prior to acceptance, I provide the Company written notice of the position I am taking and provide written assurances satisfactory to the Company that the position will not (a) involve a competing product or service with which I had involvement or about which I had access to Proprietary Information; (b) cause harm to the Company’s customer relationships; or (c) involve the use or disclosure of Proprietary Information. Only the Company’s CEO has authority to advise whether the written assurances provided by me pursuant to this Paragraph are satisfactory. Under no circumstances will Section 6(a) apply in California post-termination of employment.

It will not be deemed to be a violation of this Section 6(a) for me to make or hold either of the following investments: (a) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (b) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle.

(b)    Non-Solicitation of Employees. I agree that during the Restricted Period (defined above), I will not, personally or through the assistance of others, knowingly participate in soliciting or communicating (verbally, electronically, or in writing) with a Covered Worker (defined herein) for the purpose of persuading the Covered Worker to go to work for a Direct Competitor or to end the Covered Worker’s relationship with the Company. “Covered Worker” means an individual who (i) was employed by the Company on the last day of my employment with the Company or was employed by the Company during the three-month period immediately preceding my last day of employment with the Company; and (ii) during the Look Back Period (defined below), about whom I gained knowledge of through my employment with the Company, with whom I worked directly, whom I supervised, or about whom I acquired Proprietary Information. Nothing herein is intended to be or is to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Company’s employees. Under no circumstances will Section 6(b) apply in California post-termination of employment.

(c)    Non-Solicitation of Customers. I agree that during the Restricted Period (defined above), I will not, working alone or in conjunction with one or more other persons or entities, whether for compensation or not, on behalf of a Direct Competitor solicit, assist in soliciting, or facilitate the solicitation of business that is competitive to the Company’s Business or for the purpose of disadvantaging the Company’s Business in any way, from any and all customers of the Company with respect to whom, during the Look Back Period (defined below), I had Material Business-Related Contact (defined below) or accessed or received Proprietary Information (“Covered Customer”). Under no circumstances will Section 6(c) apply in California post-termination of employment.

(d)	Definitions.

(i)    “Territory” means the United States (including state and state-equivalents and county and county-equivalents therein), as the Company and I agree that the Company’s Business is conducted nationwide. If I am employed in a sales position, I acknowledge that the geographic scope is reasonable because many of the customers to whom I sell products while employed by the Company are national accounts with locations throughout the country, and therefore, the scope of Proprietary Information to which I had access and the goodwill I build on behalf of the Company will not be limited to any particular county or state within the United States. I acknowledge that the geographic scope is reasonable because I am presumed to have participated in the Company’s business and/or had Proprietary Information about the Company’s business throughout the United States (including state and state-equivalents and county and county-equivalents therein). Provided, however, if a nationwide Territory is unenforceable, “Territory” means the geographic territory(ies) assigned to me by the Company during the Look Back Period (by state, county, or other recognized geographic boundary used in the Company’s business); and, if I have no such specifically assigned geographic territory then: (i) those states and counties in which I participated in the Company’s business during the Look Back Period; and, (ii) the state(s) and county(ies) where I reside(d) during the Look Back Period.

The non-solicitation covenants in Sections 6(b) and 6(c) are understood to be inherently and reasonably limited by geography to those locations and/or places of business where the Covered Customer or Covered Worker is located and available for solicitation. Where (and only where) a different form of geographic limitation is required by applicable law for enforcement, the covenants will be considered limited to my Territory.

(ii)    “Look Back Period” means the last two (2) years of my employment with the Company or such shorter period of time as I have been employed by the Company.

(iii)    “Soliciting” means to interact with someone in an effort to cause or encourage the person or entity to do something, regardless of which party first initiates contact.

(iv)    “Material Business-Related Contact” means a direct, substantive conference, meeting, correspondence, discussion, or other contact or communication (but not merely a mass mailing, “cold call” telephone solicitation, incidental meeting at trade shows or conventions, or other like incidental contacts), that is intended to result in, lead to, maintain, increase, facilitate, further, or otherwise aid the sale or other provision of product(s) or service(s) sold or provided by the Company.

(e)    Reasonableness.I acknowledge that the restrictions and covenants contained in this Agreement (including but not limited to the temporal and geographic restrictions) are reasonable and necessary to protect the goodwill and legitimate business interests of the Company, including without limitation the Company’s Proprietary Information and business, employment, and other relationships.

7.    Intellectual Property Assignment. I acknowledge I am expected to use my inventive and creative capacities for the benefit of the Company and to contribute, where possible, to the Company’s intellectual property in the ordinary course of employment. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information, and trade secrets.

(a)    Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive, or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable, or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities, or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s Business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

(b)    Excluded Inventions and Other Inventions. Attached hereto in the Prior Works Appendix is a list describing all existing Inventions, if any, that may relate to the Company’s Business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 23 below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify, and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

(c)    Exception to Assignment. Notwithstanding anything herein to the contrary, I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of any of the following: California Labor Code Section 2870, Delaware Code Title 19 Section 805; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; Nevada Stat. § 600.500; New Jersey Rev. Stat. §34:1B-265; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, “Employment Inventions Act”; Washington Revised Code Section 49.44.140; and any other laws limiting the scope of assignable inventions. NOTICE: I acknowledge notice that to the extent one of the foregoing laws applies, my invention assignment agreement will not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless: (1) the invention relates directly to the Business or to the Company’s actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by me for the Company. Similarly, to the extent California Labor Code Section 2870 or Illinois 765ILCS1060/1-3 “Employee Patent Act” controls, then the same notice will apply absent the word “directly” in part (1). In order to assist in the determination of which inventions qualify for such exclusion, I will promptly disclose in confidence to the Company, or to any persons designated by it, all Inventions being developed by me, either alone or jointly with others, prior to the termination of my employment with the Company or at any time during the one (1) year immediately following such termination and relating to any field that could be competitive or potentially competitive with any business then being conducted or planned by the Company. I agree that any Invention required to be disclosed under the preceding sentence will be rebuttably presumed to have been conceived during my employment and as part of the Assigned Inventions, but I understand that I may overcome this presumption by showing that an invention was either conceived after the termination of my employment with the Company or qualifies fully for exclusion under the provisions of applicable state law.

(d)    Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title, and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 7(b), even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.” Notwithstanding the foregoing, I will have the right to make accurate claims in my resume of my participation in the development, creation, or modification or any Assigned Inventions the existence of which has been made public by the Company.

(e)    Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights, and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the General Counsel of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8.    No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

9.    “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any equity or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

10.    Company Opportunities; No Conflicting Activities. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects. I acknowledge that this section is not intended to restrict, restrain, or prohibit me from having outside employment other than outside employment that creates a conflict of interest between me and the Company or which interferes with my duty of loyalty to the Company as its employee.

11.    Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

12.    Notification. To ensure full compliance with the terms of this Agreement, during the Restricted Period, I shall provide a copy of this Agreement to any future employer. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder. I will not assert any claim that such conduct is legally actionable interference or otherwise impermissible regardless of whether or not this Agreement is later found to be enforceable in whole or in part.

13.    Remedies. In the event of a breach or a threatened breach of this Agreement, the Company may be entitled to temporary and permanent injunctive relief to enforce this Agreement and all other remedies that may be awarded by a court of competent jurisdiction or arbitrator. If I breach any obligation in this Agreement, I will pay the expenses, including reasonable attorneys’ fees, incurred by the Company to establish that breach, to obtain injunctive relief, and/or otherwise to enforce the terms of this Agreement. If under applicable law, the foregoing cannot be enforced without also giving me the right to recover attorneys’ fees and costs if deemed the prevailing party, then the foregoing sentence shall not apply and both parties shall bear their own attorneys’ fees and costs instead. The Company shall be deemed the prevailing party if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified.

14.    Governing Law; Modification; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the state in which I last primarily resided and worked for the Company. I acknowledge that portions of this Agreement may be modified or overridden by the laws of the state in which I am based for work, and that these modifications or overrides are set forth in the State-Specific Appendix below, which constitutes part of the Agreement and which I have read and understand. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. If a Court or arbitrator determines that at the time this Agreement is presented for enforcement any provisions are overly broad or unenforceable (such as to time, geography, subject, or scope of restricted activity), the parties agree that the Court or arbitrator shall reform the Agreement to make it enforceable, if allowed by applicable law, to the maximum extent possible, and shall enforce the other terms as written. If, despite the foregoing, any provision contained in this Agreement is determined to be void or unenforceable, in whole or in part, then the other provisions of this Agreement will remain in full force and effect.

15.    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement. The parties agree that any electronic signature included in this Agreement is intended to authenticate this writing and to have the same force and effect as an original signature by hand in ink. I may decline the use of an electronic signature and instead elect to sign a paper copy of this Agreement by hand in ink. The Company assents to and accepts this Agreement upon me providing my signature either electronically or by hand, and the parties agree that this Agreement will be binding and enforceable without the Company’s signature.

16.    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter with the exception of any arbitration agreement I may have with the Company.

17.    Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement, except as specifically stated below in the State-Specific Appendix. The waiver by the Company of a breach or threatened breach of this Agreement by me shall not be construed as a waiver of any subsequent breach by me. The refusal or failure of the Company to enforce any specific restrictive covenant in this Agreement against me, or any other person for any reason, shall not constitute a defense to the enforcement by the Company of any other restrictive covenant provision set forth in this Agreement.

18.    Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. If the Company is sold, merged into another entity, or otherwise reorganized, this Agreement shall automatically be assigned to the successor entity, and I shall continue to owe the obligations set forth in this Agreement to the successor entity unless otherwise agreed in writing. In such a circumstance, Proprietary Information shall include information of the successor entity as well as that of the Company. Furthermore, in the event of a corporate re-organization where my employer changes to another Company affiliate, subsidiary, or parent, I shall owe the obligations set forth in this Agreement to my new employing entity unless otherwise agreed in writing. In such a circumstance, Proprietary Information shall include information of the new employing entity as well as that of the Company. This Agreement may be enforced by any of the Company’s parents, subsidiaries, affiliates, successors, or assigns who have a legitimate business interest that would be protected by enforcement of this Agreement. I understand that my obligations under this Agreement are personal in nature, and I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

19.    Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

20.    Fairness Extension. If I fail to comply with a timed restriction in this Agreement, the time period for that restriction will be extended by one day for each day I am found to have violated the restriction, up to a maximum of one (1) year; provided, however, this extension of time shall be capped so the extension of time does not exceed two (2) years following the date my employment with the Company ends.

21.    Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment relationship with the Company. Moreover, this Agreement shall remain in full force and effect throughout my entire employment, regardless of any change in my employment relationship with the Company, whether through promotions, demotions, transfers, changes in compensation, changes in benefits, changes in job duties, changes in responsibilities, changes in title, or otherwise, except as specifically stated below in the State-Specific Appendix.

22.    Opportunity to Review. I acknowledge and agree that I had the opportunity to review and consider the terms of this Agreement either (a) before accepting an offer of employment with the Company, if I am a new employee; or (b) before signing this Agreement, if I am a current employee.

23.    Effective Date of Agreement. The effective date of this Agreement shall be the date signed by me below unless this Agreement is entered into as a condition of initial employment or promotion in which case the effective date is the first day of my employment in such new position (whether reduced to writing on that date or not) (the “Effective Date”).

24.    Export. The export of technical data or products utilizing technical data to countries outside the United States could violate United States export laws or regulations. I agree that I will not export such data, directly or indirectly, unless I have specific authorization from the Company.

[Signatures on the following page.]

Employee acknowledges that Employee has read this Agreement, understands its terms, and has discussed the contents of this Agreement, including the State-Specific Appendix, with Employee’s legal counsel or has been afforded the opportunity to do so.

Azenta, Inc	Employee:

STATE-SPECIFIC APPENDIX

The following shall apply to modify provisions of the Agreement, where applicable, based upon the controlling law in the state where I primarily resided and worked when last employed by the Company:

Low Wage Worker Protections. The parties acknowledge that some states prohibit or place limitations on the use of covenants not to compete or noncompete covenants with an employee considered to be a low wage worker based on the employee’s rate of compensation or overtime exemption status under the Fair Labor Standards Act (a “Low Wage Worker Protection” law, or “LWWP law”). It is the parties’ intent not to create any restriction that would violate any controlling state’s LWWP law. Where the controlling state’s law includes a LWWP law, it is the parties’ intent that this Agreement’s obligations be construed so as to fit within any applicable exclusion for duty of loyalty obligations, non-solicitation covenants, and confidential information protection covenants recognized under the LWWP law at issue, and that it not create a prohibited covenant not to compete.

ALABAMA

If Alabama law applies, then:

(a) my employee non-solicitation obligations in Section 6(b) shall only apply to Covered Workers who are in a position uniquely essential to the management, organization, or service of the Company’s business (such as an employee involved in management or significant customer sales or servicing); and

(b) my customer non-solicitation obligations in Section 6(c) shall be modified to further limit the restriction on solicitation of clients to solicitation on behalf of a commercial entity that carries on a like business to the Company’s Business.

CALIFORNIA

If I primarily live and/or work in California, then:

(a) Sections 6(a), 6(b), and 6(c) shall not apply after my employment with the Company ends. However, any conduct relating to the solicitation of Company’s customers or employees that involves the misappropriation of the Company’s trade secret information or the use of Proprietary Information, such as its protected customer information, will remain prohibited conduct at all times, and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against me under trade secret law, unfair competition law, or other laws applicable in California absent this Agreement; and

(b) in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement shall be construed prohibit me from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

COLORADO

If Colorado law applies, then:

(a)    the non-competition covenant in Section 6(a) will not be enforceable against me unless I earn annualized cash compensation (including wages, bonuses, commissions, or other cash compensation) from the Company of at least 100% of the “highly compensated” annual threshold amount set by Colorado’s Division of Labor Standards and Statistics in the Department of Labor and Employment under 7 CCR 1103-14, R. 2.2.11 ($127,091 for 2025), both on the Effective Date and when the Agreement is enforced (“Colorado Noncompete Earnings Threshold”);

(b)    the customer non-solicitation covenant in Section 6(c) will not be enforceable against me unless I earn annualized cash compensation (including wages, bonuses, commissions, or other cash compensation) from the Company of at least 60% of the “highly compensated” annual threshold amount set by Colorado’s Division of Labor Standards and Statistics in the Department of Labor and Employment under 7 CCR 1103-14, R. 2.2.11 ($76,254 for 2025) , both on the Effective Date and when the Agreement is enforced (“Colorado Non-Solicit Earnings Threshold”);

(c)    the definition of Covered Customer in Section 6(c) shall be deemed to be modified to cover only those customers with respect to which I was provided trade secret information during the Look Back Period;

(d)    I stipulate that the non-competition covenant in Section 6(a) and the Covered Customer non-solicitation covenant in Section 6(c), as amended above, are no broader than reasonably necessary to protect the Company’s legitimate interest in protecting trade secrets within the meaning of § 8-2-113(2)(d) (the “Colorado Noncompete Act”);

(e)    nothing in this Agreement prohibits the disclosure of information arising from my general training, knowledge, skill, or experience, information readily ascertainable to the public, or information that I otherwise have a right to disclose as legally protected conduct;

(f)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in this Agreement limits or prevents my ability to disclose or discuss (either orally or in writing) any alleged discriminatory or unfair employment practice, including the underlying facts of any alleged discriminatory or unfair employment practice. In addition, nothing in this Agreement prevents me from disclosing such underlying discriminatory facts to my immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer, as well as to any local, state, or federal government agency, or in response to legal process, or for any other purpose required by law. However, I must first notify the Company about any such disclosure to a government agency or in response to legal process. Moreover, disclosure of the underlying facts of any alleged discriminatory or unfair employment practice does not constitute disparagement; and

(g)    if I was physically in Colorado when I signed this Agreement, I acknowledge that I received notice of and a copy of this Agreement either (i) if I am a new employee when I sign this Agreement, before I accepted an offer of employment from the Company; or (ii) if I am a current employee when I sign this Agreement, 14 days before the before the earlier of the Effective Date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenant not to compete.

DISTRICT OF COLUMBIA

If I spend more than 50% of my time working for the Company in the District of Columbia, or if my employment is based in the District of Columbia and I do not spend more than 50% of my time working in another jurisdiction, and the law of the District of Columbia applies, then:

(a)    the non-competition covenant in Section 6(a) will not be enforceable against me unless I have earned at least $158,363 in annual compensation from the Company in the 12 months prior to the Effective Date of this Agreement, or am reasonably expected to earn at least $158,363 in annual compensation from the Company in a consecutive 12-month period, as adjusted annually based on the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area ($158,363 for 2025) (“D.C. Earnings Threshold”). However, conduct involving disclosure of confidential, proprietary, or sensitive information, client lists, customer lists, or a trade secret, as that term is defined in section 2(4) of the Uniform Trade Secrets Act of 1988 (D.C. Law 7-216; D.C. Official Code §36-401(4) shall remain prohibited even if I do not meet the D.C. Earnings Threshold, and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against me under trade secret law, unfair competition law, agency law or other laws applicable in the District of Columbia absent this Agreement;

(b)    unless my earnings meet the D.C. Earnings Threshold, nothing in this Agreement or any Company policy restricts me from having additional employment or contract work in addition to my employment with the Company so long as the employment or work do not violate my duty of loyalty or create a conflict of interest and would not result in my disclosure or use of Proprietary Information. I shall notify Company’s Human Resources prior to accepting any such additional employment or contract work so Company may determine whether such employment violates or would likely violate this subparagraph (b) of the D.C. appendix;

(c)   the Fairness Extension in Section 20 shall not apply; and

(d)    I acknowledge that I received notice of and a copy of this Agreement either (i) if I am a new employee when I sign this Agreement, before I accepted an offer of employment from the Company; or (ii) if I am a current employee when I sign this Agreement, 14 days before the Effective Date of this Agreement.

GEORGIA

If Georgia law applies, then:

(a)    the definition of Proprietary Information in Section 2 will be understood to exclude information voluntarily disclosed to the public by the Company (excluding unauthorized disclosures by me or others), information that is the result of independent development by others, and information that is otherwise available in the public domain through lawful means. Nothing in this Agreement, including the definition of Proprietary Information, limits or alters the definition of what constitutes a trade secret under any federal or state law designed to protect trade secrets;

(b)    nothing in the customer non-solicitation obligations in Section 6(c) shall restrict me from accepting business from a Covered Customer so long as I did not solicit, assist in soliciting, facilitate the solicitation of, provide, or offer to provide services to the Covered Customer (regardless of who first initiated contact) or use Proprietary Information to encourage or induce the Covered Customer to withdraw, curtail, or cancel its business with the Company or in any other manner modify or fail to enter into any actual or potential business relationship with the Company;

(c)    I understand that the employee non-solicitation covenant in Section 6(b) and the customer non-solicitation covenant in Section 6(c) are limited in geographic scope to the Territory; and

(d)     the Fairness Extension in Section 20 shall not apply.

HAWAII

If Hawaii law applies, then, in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement shall be construed to prohibit me from disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.

ILLINOIS

If I reside in Illinois at the time I enter into this Agreement, as additional mutually agreed upon consideration for the covenants in Section 6, the Company shall pay me                                   .

If Illinois law applies, then:

(a)   the non-competition covenant in Section 6(a) shall not apply if I earn equal to or less than $75,000 annually. This threshold increases by $2,500 every five years (after 2022) until 2037 (“Illinois Non-Compete Earnings Threshold”). I further agree (and have received notice from the Company through this Agreement) that if, at the time I sign this Agreement, my earnings do not meet the Illinois Non-Compete Earnings Threshold, then the non-competition covenant in Section 6(a) will automatically become enforceable against me if and when my earnings meet or exceed the Illinois Non-Compete Earnings Threshold;

(b)    the employee non-solicitation covenant in Section 6(b) and the customer non-solicitation covenant in Section 6(c) shall not apply if I earn equal to or less than $45,000 annually. This threshold increases by $2,500 every five years (after 2022) until 2037 (“Illinois Non-Solicit Earnings Threshold”). I further agree (and have received notice from the Company through this Agreement) that if, at the time I sign this Agreement, my earnings do not meet the Illinois Non-Solicit Earnings Threshold, then the employee non-solicitation covenant in Section 6(b) and customer non-solicitation covenant in Section 6(c) will automatically become enforceable against me if and when my earnings meet the Illinois Non-Solicit Earnings Threshold;

(c)    I acknowledge that I received a copy of the Agreement (with the State-Specific Appendix) at least 14 calendar days before the Effective Date;

(d)    I understand and acknowledge that I have the right and have been advised to consult with an attorney before signing this Agreement; and

(e)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement shall be construed to (i) prohibit, prevent, or otherwise restrict me from reporting any allegations of, or making truthful statement or disclosures about, unlawful conduct to federal, state, or local officials for investigation, including, but not limited to, alleged criminal conduct or any form of unlawful discrimination, harassment, or retaliation that is actionable under the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1964, or any other related state or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission; or (ii) have the purpose or effect of preventing me from making truthful statements or disclosures about alleged unlawful employment practices is contrary to public policy, void to the extent it prevents such statements or disclosures, and severable from an otherwise valid and enforceable contract. The parties acknowledge my right to (i) report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; (ii) report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (iii) participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; (iv) make any truthful statements or disclosures required by law, regulation, or legal process; and (v) request or receive confidential legal advice.

INDIANA

If Indiana law applies, then the definition of Covered Worker in Section 6(b) shall be modified to further limit the restrictions on solicitation of employees to those who have access to or possess any Proprietary Information that would give a competitor an unfair advantage.

LOUISIANA

If Louisiana law applies, then the definition of “Territory” shall be limited to the parishes and counties (or their equivalents) from the following list so long as the Company continues to carry on business therein: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, Desoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis. Jefferson, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn; and, if counties (or their equivalents) that are located outside of Louisiana must also be specified by name, I acknowledge that the names at issue are those listed by the U. S. Census Bureau for the remainder of the United States found at https://en.wikipedia.org/wiki/List_of_counties_by_U.S._state (summarizing data from www.census.gov and incorporated herein by reference) and the same are all incorporated herein by reference. I agree that the foregoing provides me with adequate notice of the geographic scope of the restrictions contained in the Agreement by name of specific parish or parishes (and equivalents), municipality or municipalities, and/or parts thereof.

MAINE

If Maine law applies, then:

(a)    I acknowledge that if I am a new employee when I sign this Agreement, I was notified a non-compete agreement would be required prior to my receiving a formal offer of employment from the Company and I received a copy of this Agreement at least three business days before I was required to sign the Agreement;

(b)    the post-employment non-competition obligations in Section 6(a) will not take effect until I have been employed by the Company for one year or a period of six months from the date I signed this Agreement, whichever is later;

(c)    the non-competition obligations in Section 6(a) shall not apply if I earn at or below 400% of the federal poverty level ($62,600 for 2025); and

(d)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement shall be construed to waive or limit any right to report or discuss unlawful employment discrimination occurring in the workplace or at work-related events.

MARYLAND

If Maryland law applies, then:

(a)    the non-competition obligations in Section 6(a) shall not apply if I earn equal to or less than 150% of the then-applicable Maryland minimum wage ($15.00/hour for 2025). However, I will have an obligation not to take and use for a Direct Competitor client lists or other proprietary client-related information irrespective of what I earn; and

(b)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement shall be construed to waive any substantive or procedural right or remedy to a claim arising in the future of (1) sexual harassment or (2) retaliation for reporting or asserting a right or remedy based on sexual harassment.

MASSACHUSETTS

If I reside or primarily work in Massachusetts at the time this Agreement is entered into, then I stipulate that the compensation paid to me in exchange for signing this Agreement is adequate consideration to make the provisions of this Agreement immediately binding upon me. In addition, if Massachusetts law applies, then:

(a)    the non-competition covenant in Section 6(a) will not apply if my employment is terminated without cause or if I am terminated as part of a reduction in force;

(b)    for purposes of enforcing the non-competition covenant in Section 6(a) only, “Cause” exists if I have: (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty; (ii) violated a material term of this Agreement or Company policy; (iii) engaged in insubordination, or failed or refused to perform assigned duties of my position (other than due to physical or mental illness) despite reasonable opportunity to perform; (iv) failed to exercise reasonable care and diligence in the exercise of my duties for the Company; or (v) engaged in conduct or omissions that I knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community;

(c)    the non-competition covenant in Section 6(a) shall not apply to me post-employment if I am: classified as non-exempt under the Fair Labor Standards Act; 18 years or younger; or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school;

(d)   the Fairness Extension in Section 12 shall not apply to my non-competition covenant in Section 6(a). However, if I breach the non-competition covenant in Section 6(a), and also breach my fiduciary duty to the Company and/or have unlawfully taken, physically or electronically, any Company property, then the non-competition covenant in Section 6(a) shall be extended to a period of two (2) years from the date my employment with the Company ended; and

(e)    I acknowledge I have been advised to consult with an attorney about this Agreement and have been given an opportunity to do so;

(f)    if signing this Agreement as a newly hired employee, I acknowledge that I have received a copy of this Agreement prior to receiving a formal employment offer or at least ten (10) business days before commencement of my employment by the Company, whichever came first. If signing this Agreement as a current employee, I acknowledge that I received a copy at least 10 business days before the Effective Date of the Agreement.

MINNESOTA

If I primarily reside or work in Minnesota during my employment with the Company, then for so long as I primarily reside or work in Minnesota, then:

(a)    the non-competition covenant in Section 6(a) shall not apply after my employment with the Company ends. However, any conduct relating to the solicitation of the Company’s customers or employees that involves the misappropriation of the Company’s trade secret information or the use of Proprietary Information, such as its protected customer information, will remain prohibited conduct at all times, and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against me under trade secret law, unfair competition law, or other laws applicable in Minnesota absent this Agreement; and

(b)    if entering into this Agreement in connection with the start of my employment with the Company, I acknowledge that I was provided with notice of this Agreement when offered employment and was aware that execution of an agreement with non-solicitation restrictions was a requirement of employment when I accepted the Company’s offer. If entering into this Agreement after the commencement of employment with the Company, I acknowledge I received independent consideration for the covenants in this Agreement and was aware that execution of an agreement with non-solicit restrictions was a requirement of employment before I accepted the additional consideration.

MISSOURI

If Missouri law applies, then the employee non-solicitation obligations in Section 6(b) will be modified to exclude from the definition of Covered Worker any employee who provides solely secretarial or clerical services, provided that the solicited employee does not have access to Proprietary Information.

MONTANA

If Montana law is held to control, then Section 9 (“At-Will” Employment) will not apply to me to the extent it conflicts with Montana law.

NEBRASKA

If Nebraska law applies, then:

(a)    the definition of Covered Worker in Section 6(b) is modified so that it means any persons or entities with which I, alone or in combination with others, handled, serviced, or solicited at any time during the Look Back Period; and

(b)    the definition of Covered Customer in Section 6(c) is modified so that it means any persons or entities with which I, alone or in combination with others, handled, serviced, or solicited at any time during the Look Back Period.

NEVADA

If Nevada law applies, then:

(a)    the non-competition obligations in Section 6(a) will not become effective until I have either been employed by the Company for sixty (60) days or received $5,000 in wages from the Company;

(b)    if I am paid solely on an hourly wage basis, the non-competition obligations in Section 6(a) shall not apply;

(c)    if my employment with the Company is terminated as a result of a reduction in force, reorganization, or similar restructuring of the Company, the non-competition obligations in Section 6(a) will only be enforceable during the period in which the Company is paying my salary, benefits, or equivalent compensation, including without limitation, severance pay, if it elects to make such a payment. If the Company does not elect to make such a payment, the noncompetition obligations in Section 6(a) will not apply;

(d)    the customer non-solicitation obligations in Section 6(c) do not preclude me from providing services to any former customer of the Company if: (i) I did not solicit the former customer; (ii) the customer voluntarily chose to leave and seek services from me; and (iii) I am otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained; and

(e)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement shall be construed to prohibits or otherwise restrict me from testifying at a judicial or administrative proceeding when I have been required or requested to testify at the proceeding pursuant to a court order, a lawful subpoena, or a written request by an administrative agency; and the judicial or administrative proceeding concerns the commission of (i) a criminal offense; (ii) an act of sexual harassment, including, without limitation, repeated, unsolicited verbal or physical contact of a sexual nature that is threatening in character; (iii) an act of discrimination on the basis of race, religion, color, national origin, disability, sexual orientation, gender identity or expression, ancestry, familial status, age, or sex by an employer; or (iv) an act of retaliation by an employer against another person for the reporting of discrimination on the basis of race, religion, color, national origin, disability, sexual orientation, gender identity or expression, ancestry, familial status, age, or sex.

NEW HAMPSHIRE

If New Hampshire law applies, then:

(a)    the non-competition covenant in Section 6(a) shall not apply after my employment with the Company ends if I earn an hourly rate less than or equal to 200 percent of the federal minimum wage or tipped minimum wage; and

(b)    I acknowledge that I was given a copy of this Agreement prior to a change in job classification or offer of employment from the Company.

NEW JERSEY

If New Jersey law applies, then, in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement shall be construed to have the purpose or effect of concealing the details relating to a claim of harassment, discrimination, or retaliation.

NEW MEXICO

If New Mexico law applies, then, in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement shall be construed to prevent me from disclosing a claim of sexual harassment, discrimination, or retaliation that occurred in the workplace or at a work-related event coordinated by or through the Company.

NEW YORK

If New York law applies, then:

(a)    the customer non-solicitation obligations in Section 6(c) shall be further limited to exclude those customers who became a customer of the Company as a result of my independent contact and business development efforts with the customer prior to and independent from my employment with Company; and

(b)    I am hereby notified that this Agreement does not prevent me from speaking with law enforcement, the federal EEOC, the state Division of Human Rights, a local commission on human rights, or an attorney retained by me.

NORTH CAROLINA

If North Carolina law applies, then:

(a)    the Look Back Period shall be calculated looking back one (1) year from the date my employment with the Company ends or two years from the date of enforcement and not from the date my employment with the Company ends, whichever provides the Company the greatest protection and is enforceable under applicable law;

(b)    the definition of “Covered Worker” shall be modified as follows: “an individual who (i) was employed by the Company on the last day of my employment with the Company or was employed by the Company during the three-month period immediately preceding my last day of employment with the Company; and (ii) during the Look Back Period (defined below), about whom I gained knowledge of through my employment with the Company, with whom I directly worked, or whom I supervised”; and

(c)    the definition of “Covered Customer” shall be modified as follows: “any and all customers of the Company with respect to whom, during the Look Back Period (defined below), I had Material Business-Related Contact (defined below).”

NORTH DAKOTA

If North Dakota law applies, then the non-competition covenant in Section 6(a) and the non-solicitation of customers covenant in Section 6(c) shall not apply after my employment with the Company ends. However, any conduct relating to the solicitation of the Company’s clients that involves the misappropriation of the Company’s trade secret information, such as its protected client information, will remain prohibited conduct at all times.

OKLAHOMA

If Oklahoma law applies, then:

(a)    the non-competition covenant in Section 6(a) shall not apply after my employment with the Company ends; and

(b)    the non-solicitation of customers covenant in Section 6(c) shall all be amended to provide that notwithstanding anything in it to the contrary, I shall be permitted to engage in the same business as that conducted by the Company or in a similar business as long as I do not directly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company.

OREGON

If Oregon law applies, then:

(a)    unless the Company chooses to compensate me as allowed under (7) of the Oregon Noncompete Act (Or. Rev. Stat. §653.295, et seq.), the non-competition covenant in Section 6(a) shall only apply to me after my employment with the Company ends if: (i) I am engaged in administrative, executive, or professional work and (1) perform predominantly intellectual, managerial, or creative tasks, (2) exercise discretion and independent judgment, and (3) earn a salary and am paid on a salary basis; (ii) the Company has a “protectable interest” (meaning, I have/had access to trade secrets or competitively sensitive confidential business or professional information); and (iii) the total amount of my annual gross salary and commissions, calculated on an annual basis, at the time of my termination from the Company, exceeds the earnings threshold in effect based on annual adjustment for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of my termination from the Company ($116,427 for 2025);

(b)    if I am a new employee of the Company when I sign this Agreement, I acknowledge that I was notified in a written offer of employment received two weeks before the commencement of employment with the Company that a noncompetition agreement was a condition of employment;

(c)    if I am a current employee of the Company when I sign this Agreement, I acknowledge this Agreement is entered into upon my bona fide advancement by the Company; and

(d)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in this Agreement prevents me from discussing or disclosing conduct that constitutes unlawful employment discrimination or harassment prohibited by Or. Rev. Stat. § 659.030 (Discrimination because of race, color, religion, sex, sexual orientation, national origin, marital status, age, or expunged juvenile record prohibited), including conduct that constitutes sexual assault, Or. Rev. Stat. § 659.082 (Discrimination against person for service in uniformed service prohibited), or. Rev. Stat. § 659A.112 (Employment discrimination), where the conduct occurred (a) between employees or between an employee and an employer (i) in the workplace or (ii) at a work-related event that is off the employment premises and coordinated by or through the employer; or (b) between an employer and an employee off the employment premises.

RHODE ISLAND

If Rhode Island law applies, then:

(a)    the non-competition covenant in Section 6(a) shall not apply to me after my employment with the Company ends if, at the time of termination, I am: classified as non-exempt under the Fair Labor Standards Act; an undergraduate or graduate student in an internship or short- term employment relationship; 18 years of age or younger; or a low wage employee (defined as earning less than 250% of the federal poverty level) ($39,125 for 2024); and

(b)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in this Agreement prevents me from discussing or disclosing alleged violations of civil rights or alleged unlawful conduct.

VERMONT

If Vermont law applies, then, in addition to the other forms of Protected Conduct in Section 5 above, nothing in this Agreement prohibits, prevents, or otherwise restricts me from opposing, disclosing, reporting, or participating in an investigation of sexual harassment; or purports to waive a substantive or procedural right or remedy available to me with respect to a claim of sexual harassment.

VIRGINIA

If Virginia law applies, then:

(a)    the parties agree that the non-competition and non-solicitation obligations herein are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position;

(b)    If I am a “low-wage employee,” as defined by Code of Virginia § 40.1-28.7:8 (the “Virginia Act”), the non-competition covenant in Section 6(a) shall not apply after my employment with the Company ends. I am a “low-wage employee” if my average weekly earnings at the time of termination of employment with the Company (calculated by dividing my earnings during the period of 52 weeks immediately preceding the date of termination by 52, or if I worked fewer than 52 weeks, by the number of weeks that I was actually paid during the 52-week period) are less than the average weekly wage of Virginia as determined pursuant to subsection B of § 65.2-500 ($1,463/week for 2025). Notwithstanding the foregoing sentence, I am not a “low-wage employee” if my earnings at the time of my termination from the Company are derived, in whole in predominant part, from sales commissions, incentives, or bonuses paid to me by the Company;

(c) regardless, the non-competition restriction in Section 6(a)(ii) shall not apply;

(d)    if I am a “low-wage employee” under the Virginia Act then nothing in the customer non-solicitation obligations in Section 6(c) shall restrict me from providing a service to a customer of the Company if I do not initiate contact with or solicit the customer; and

(e)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in the Agreement has the purpose or effect of concealing the details relating to a claim of sexual assault.

WASHINGTON

If Washington law applies, then:

(a)    the non-competition covenant in Section 6(a) will not be enforceable against me unless I earn from the Company the minimum amount in Box 1 W-2 annual compensation, as adjusted annually for inflation by the Washington State Department of Labor & Industries – $123,394.17 for 2025 (“Washington Earnings Threshold”). I further agree that if, at the time I sign the Agreement, my earnings do not meet the Washington Earnings Threshold, then the non-competition covenant in Section 6(a) will automatically become enforceable against me if and when my earnings meet the Washington Earnings Threshold;

(b)    the Company further agrees that if my employment with the Company is terminated as the result of a layoff, the Company will not enforce the non-competition covenant in Section 6(a) against me unless, during the period of enforcement, the Company pays me compensation equivalent to my final base pay at the time of the termination of my employment with the Company, minus the amount of any compensation I earn through employment after the end of my employment with the Company, which I agree to promptly and fully disclose. For purposes of this section, “layoff” means termination of my employment by the Company for reasons of the Company’s insolvency or other purely economic factors, and specifically excludes termination of my employment for any other reason, either with or without cause;

(c)    while I am employed by the Company, nothing in this Agreement shall restrict me from having an additional job, supplementing my income by working for another employer, working as an independent contractor, or being self-employed if I do not earn at least twice the Washington minimum hourly wage, though I will still be subject to the common law duty of loyalty;

(d)    if entering into this Agreement as a new Company employee, I acknowledge and agree that I have had the opportunity to review and consider the terms of this Agreement, including this State-Specific Appendix, before accepting an offer of employment with the Company; and

(e)    in addition to the other forms of Protected Conduct in Section 5 above, nothing in this Agreement prevents me from discussing or disclosing conduct, or the existence of a settlement involving conduct, that I reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, that is recognized as illegal under Washington state, federal, or common law, or that is recognized as against a clear mandate of Washington public policy, where the conduct occurred (i) between employees at the workplace or at work-related events coordinated by or through the employer, or (ii) between an employer and an employee, whether on or off the employment premises; provided, however, that I remain subject to any obligation to keep confidential the amount paid in settlement of any claim.

WISCONSIN

If Wisconsin law applies, then:

(a)    my confidentiality obligations in Section 2 shall extend for a period of three (3) years after my termination as to Proprietary Information that does not qualify for protection as a trade secret. Trade Secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret;

(b)    Section 6(b) is deleted and replaced with the following:

I agree that during the Restricted Period (defined below), I will not solicit any Covered Worker (defined herein) to leave employment with the Company or help any other person or entity hire a Covered Worker away from the Company, for the purposes of competing with the Company. “Covered Worker” means any employee of the Company (i) who is either entrusted with Proprietary Information or employed in a position essential to the management, organization, or service of the business (such as, but not limited to maintaining Company’s customer and other key relationships); and (ii) who was employed in the 12 months prior to the end of my employment with the Company and: (a) who managed or supervised me; (b) whom I managed or supervised; (c) with whom I worked in the course of my job duties on behalf of the Company; and/or (d) about whom I acquired Proprietary Information, in each instance during the 12 months prior to the end of my employment with the Company. Nothing herein is intended to be or is to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Company’s employees; and

(c)   the Fairness Extension in Section 20 shall not apply.

PRIOR WORKS APPENDIX

The following is a complete list of Prior Works that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to clarify are not subject to the Agreement’s Intellectual Property Assignment provisions.

Exclusion from above: all inventions, whether subject to trade secret, patent, or other IP rights, that I conceived of and/or reduced to practice prior to my employment with Azenta, and which I can support with written records pre-dating my employment with Azenta.

☐    No Prior Works.

☒   I identify the following Prior Works (I will attach additional sheets as necessary):

All inventions, whether subject to trade secret, patent, or other IP rights, that I conceived of and/or reduced to practice prior to my employment with Azenta, and which I can support with written records pre-dating my employment with Azenta. Due to confidentiality agreements with a prior employer, I cannot disclose certain inventions that would otherwise be included on the below list.

Also,
www.PeptideQC.com - website and business plan

☐   Additional          (#) sheets attached.